Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential Investment Portfolios 8:

We consent to the use of our report, dated November 28, 2017, with respect to the financial statements and financial highlights of Prudential QMA Stock Index Fund, a series of Prudential Investment Portfolios 8, as of September 30, 2017, and for the respective years or periods presented therein, incorporated by reference herein. We also consent to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

November 28, 2017